Exhibit 99.2

FAST Acquisition Corp. II Announces Closing of $200 Million Initial Public Offering

NEW YORK, March 18, 2021—FAST Acquisition Corp. II (the “Company”) today announced that it had closed its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are listed on the New York Stock Exchange (the “NYSE”) and began trading under the ticker symbol “FZT.U” on March 16, 2021. Each unit consists of one share of Class A common stock of the Company and one-quarter of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FZT” and “FZT WS,” respectively.

FAST Acquisition Corp. II is the third special purpose acquisition company formed by the principals of &vest with the business purpose to effect a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on the restaurant, hospitality, consumer and related sectors in North America with an enterprise value of $800 million or greater. &vest is an investment platform led by founder and CEO Doug Jacob.

Jefferies LLC acted as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by e-mail at prospectus_department@jefferies.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Fast Acquisition Corp. II Contact:

Chloe Gatta
cgatta@hstrategies.com